Exhibit 16.1
September 3, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Elephant Talk Communications, Inc. File No. 0-30061

We have read the statements that we understand Elephant Talk Communications, Inc. will include under Item 4.01 of the Form 8-K report, dated September 2, 2008, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Kabani & Company, Inc.